Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT
$150,000,000

by and among

NEW JERSEY RESOURCES CORPORATION,

as Borrower

and

EACH OF THE GUARANTORS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,

as Lender

Dated as of February 8, 2022

(i)

		5.9.1	Increased Costs Generally	37
		5.9.2	Capital Requirements	37
		5.9.3	Certificates for Reimbursement	38
		5.9.4	Delay in Requests	38
	5.10	Taxes.		38
		5.10.1	[Reserved].	38
		5.10.2	Payments Free of Taxes	38
		5.10.3	Payment of Other Taxes by the Loan Parties	38
		5.10.4	Indemnification by the Loan Parties	38
		5.10.5	[Reserved].	39
		5.10.6	Evidence of Payments	39
		5.10.7	[Reserved].	39
		5.10.8	Treatment of Certain Refunds	39
		5.10.9	Survival	39
	5.11	Indemnity		39

6.	REPRESENTATIONS AND WARRANTIES			40
	6.1	Representations and Warranties		39
		6.1.1	Organization and Qualification	39
		6.1.2	Subsidiaries	40
		6.1.3	Power and Authority	40
		6.1.4	Validity and Binding Effect	41
		6.1.5	No Conflict	41
		6.1.6	Litigation	41
		6.1.7	Title to Properties	41
		6.1.8	Historical Statements; No Material Adverse Change.	42
		6.1.9	Margin Stock	42
		6.1.10	Full Disclosure	42
		6.1.11	Taxes	42
		6.1.12	Consents and Approvals	43
		6.1.13	No Event of Default; Compliance With Instruments	43
		6.1.14	Patents, Trademarks, Copyrights, Licenses, Etc.	43
		6.1.15	[Reserved].	43
		6.1.16	Compliance With Laws	43
		6.1.17	Investment Companies; Regulated Entities	43
		6.1.18	Plans and Benefit Arrangements.	44
		6.1.19	Environmental Matters	44
		6.1.20	Senior Debt Status	44
		6.1.21	Permitted Business Opportunities	45
		6.1.22	Sanctions and Other Anti-Terrorism Laws	45
		6.1.23	Anti-Corruption Laws	45
		6.1.24	Beneficial Ownership Exemption	45
		6.1.25	Solvency	45
		6.1.26	No Affected Financial Institution	45

(ii)

7.	CONDITIONS OF LENDING			45
	7.1	Closing Date and First Loan.		45
		7.1.1	Officer’s Certificate	45
		7.1.2	Secretary’s Certificate	46
		7.1.3	Opinion of Counsel	46
		7.1.4	Legal Details	46
		7.1.5	Payment of Fees	46
		7.1.6	[Reserved].	47
		7.1.7	Material Adverse Change	47
		7.1.8	No Violation of Laws	47
		7.1.9	No Actions or Proceedings	47
		7.1.10	Delivery of Guaranty Agreement	47
		7.1.11	[Reserved]	47
		7.1.12	Regulatory Approvals	47
		7.1.13	Lien Searches	47
		7.1.14	USA PATRIOT Act Diligence	47
		7.1.15	Additional Information	47
		7.1.16	Payment of Fees	47
	7.2	Each Loan		48

8.	COVENANTS			48
	8.1	Affirmative Covenants.		48
		8.1.1	Preservation of Existence, Etc.	48
		8.1.2	Payment of Liabilities, Including Taxes, Etc.	48
		8.1.3	Maintenance of Insurance	48
		8.1.4	Maintenance of Properties and Leases	48
		8.1.5	Maintenance of Patents, Trademarks, Etc.	49
		8.1.6	Visitation Rights	49
		8.1.7	Keeping of Records and Books of Account	49
		8.1.8	Plans and Benefit Arrangements	49
		8.1.9	Compliance With Laws	50
		8.1.10	Use of Proceeds	50
		8.1.11	Additional NJR Note Agreements Covenants	50
		8.1.12	Notice of Reportable Compliance Event	50
		8.1.13	Keepwell	50
		8.1.14	Additional Information	51
		8.1.15	Joinder of Guarantors	51
	8.2	Negative Covenants.		51
		8.2.1	Indebtedness	51
		8.2.2	Liens	52
		8.2.3	[Reserved].	52
		8.2.4	Loans and Investments	53
		8.2.5	Liquidations, Mergers, Consolidations, Acquisitions	53
		8.2.6	Dispositions of Assets or Subsidiaries	54
		8.2.7	Affiliate Transactions	55
		8.2.8	Subsidiaries	56
		8.2.9	Use of Proceeds	56
		8.2.10	Continuation of or Change in Business	56
		8.2.11	Plans and Benefit Arrangements	56

(iii)

		8.2.12	Fiscal Year	56
		8.2.13	Restricted Payments	57
		8.2.14	Off-Balance Sheet Financing	57
		8.2.15	Modifications to Organizational Documents	57
		8.2.16	Maximum Leverage Ratio	57
		8.2.17	Sanctions and Other Anti-Terrorism Laws	57
	8.3	Reporting Requirements		58
		8.3.1	Quarterly Financial Statements	58
		8.3.2	Annual Financial Statements	58
		8.3.3	Certificate of the Borrower	59
		8.3.4	Notice of Default	59
		8.3.5	Notice of Litigation	59
		8.3.6	Notice of Change in Debt Rating	59
		8.3.7	Budgets, Forecasts, Other Reports and Information	59
		8.3.8	Notices Regarding Plans and Benefit Arrangements.	60
		8.3.9	Electronic Delivery	61

9.	DEFAULT			61
	9.1	Events of Default		61
		9.1.1	Payments Under Loan Documents	61
		9.1.2	Breach of Warranty	61
		9.1.3	Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws	61
		9.1.4	Breach of Other Covenants	61
		9.1.5	Defaults in Other Agreements or Indebtedness.	62
		9.1.6	Final Judgments or Orders	62
		9.1.7	Loan Document Unenforceable	62
		9.1.8	Insolvent	62
		9.1.9	Events Relating to Plans and Multiemployer Plans	62
		9.1.10	Cessation of Business	63
		9.1.11	Change of Control	63
		9.1.12	Relief Proceedings	63
	9.2	Consequences of Event of Default.		63
		9.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	63
		9.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	63
		9.2.3	Set-off	63
		9.2.4	Application of Proceeds	64

10.	[Reserved]			64

11.	MISCELLANEOUS			64
	11.1	Modifications, Amendments or Waivers		64
	11.2	No Implied Waivers; Cumulative Remedies		64
	11.3	Expenses; Indemnity; Damage Waiver.		65
		11.3.1	Costs and Expenses	65
		11.3.2	Indemnification by the Borrower	65

(iv)

	11.3.3	Waiver of Consequential Damages, Etc.	66
	11.3.4	Payments	66
	11.3.5	Survival	66
11.4	Holidays		66
11.5	Notices; Effectiveness; Electronic Communication.		66
	11.5.1	Notices Generally	66
	11.5.2	Electronic Communications	67
	11.5.3	Change of Address, Etc.	67
	11.5.4	[Reserved].	67
11.6	Severability		67
11.7	Duration; Survival		67
11.8	Successors and Assigns.		68
	11.8.1	Successors and Assigns Generally.	68
	11.8.2	Certain Pledges	68
11.9	Confidentiality.		68
	11.9.1	General	68
	11.9.2	Sharing Information With Affiliates	69
11.10	Counterparts; Integration; Effectiveness.		69
11.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.		69
	11.11.1	Governing Law	69
	11.11.2	SUBMISSION TO JURISDICTION	70
	11.11.3	WAIVER OF VENUE	70
	11.11.4	SERVICE OF PROCESS	70
	11.11.5	WAIVER OF JURY TRIAL	70
11.12	Acknowledgement and Consent to Bail-In of Affected Financial Institutions		71
11.13	No Advisory or Fiduciary Responsibility		71
11.14	USA PATRIOT Act Notice		72
11.15	Acknowledgement Regarding Any Supported QFCs		72

(v)

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	COMMITMENT OF LENDER AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 6.1.2	-	SUBSIDIARIES AND JOINT VENTURES
SCHEDULE 6.1.12	-	CONSENTS AND APPROVALS
SCHEDULE 6.1.21	-	PERMITTED BUSINESS OPPORTUNITIES
SCHEDULE 8.2.1	-	EXISTING INDEBTEDNESS

EXHIBITS

EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(N)	-	NOTE
EXHIBIT 2.4	-	LOAN REQUEST
EXHIBIT 8.3.3	-	COMPLIANCE CERTIFICATE

(vi)

TERM LOAN CREDIT AGREEMENT

THIS TERM LOAN CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of February 8, 2022 and is made by and among NEW JERSEY RESOURCES CORPORATION, a New Jersey corporation (the “Borrower”), EACH OF THE GUARANTORS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as the sole lender (hereinafter referred to in such capacity as the “Lender”).

WHEREAS, the Borrower has requested the Lender to provide a term loan credit facility to the Borrower in an aggregate principal amount not to exceed $150,000,000;

WHEREAS, the Lender is willing to provide such term loan facility upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1.          CERTAIN DEFINITIONS

1.1         Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Acquired Person means a Person or business acquired by any Loan Party in a transaction which is a Permitted Acquisition.

Affected Financial Institution means (a) any EEA Financial Institution or (b) any UK Financial Institution.

Affiliate as to any Person means any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person.  Control, as used in this definition, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

Agreement has the meaning specified in the introductory paragraph.

Anti-Corruption Laws means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption Laws or regulations  administered or enforced in any jurisdiction in which the Borrower or any of its Subsidiaries conduct business.

Anti-Terrorism Laws means any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, and any regulations or directives promulgated under these provisions.

Applicable Margin means the margin (expressed in basis points) determined based on the applicable interest rate as follows:

Term SOFR Rate +	75.0

Base Rate +	0.0

Approved Fund means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

Authorized Officer means those individuals, designated by written notice to the Lender from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Lender.

Bail-In Action means the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Base Rate means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero.  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in either Section 4.1.1(i) [Base Rate Option].

Benchmark Replacement means as is specified in Section 4.4(d) [Benchmark Replacement Setting].

Benefit Arrangement means at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan, a Multiple Employer Plan, nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

Borrower has the meaning specified in the introductory paragraph.

Borrowing Date means, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche means specified portions of Loans outstanding as follows:  (a) any Loans to which the same SOFR Rate Option and, if the Term SOFR Rate Option, the same Interest Period, applies shall constitute one Borrowing Tranche, and (b) any Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the lending office of the Lender); provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

CEA means the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

Certificate of Beneficial Ownership  means, for the Borrower, a certificate in form and substance reasonably acceptable to the Lender (as amended or modified by the Lender from time to time in its reasonable discretion), certifying, among other things, the beneficial owner of the Loan Parties.

CFTC means the Commodity Futures Trading Commission.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

Change of Control means an event or series of events by which:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the shares of capital stock of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

Closing Date means the Business Day on which this Agreement shall be fully executed and delivered by the parties hereto, which shall be February 8, 2022.

Code means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Commitment means, as to the Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(A) and thereafter as determined by the Lender after giving effect to any assignments made by the Lender.

Compliance Certificate has the meaning specified in Section 8.3.3 [Certificate of the Borrower].

Conforming Changes means, with respect to the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” any definition of “Interest Period” (or any similar or analogous definition) timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Connection Income Taxes means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated Shareholders’ Equity means as of any date of determination the sum of the amounts of common shareholders’ equity and preferred shareholders’ equity on the balance sheet, prepared in accordance with GAAP, for the Borrower and its Subsidiaries on a consolidated basis as of such date of determination.

Consolidated Total Capitalization means as of any date of determination the sum of (a) Consolidated Total Indebtedness, plus (b) Consolidated Shareholders’ Equity.

Consolidated Total Indebtedness means as of any date of determination total Indebtedness (excluding (x) non-recourse Indebtedness of Project Subsidiaries and (y) Hedging Transaction Indebtedness related to non-commodity Hedging Transactions), without duplication, of the Borrower and its Subsidiaries.

Contamination means the presence or release or threat of release of Regulated Substances in, on, under or migrating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the performance of a Remedial Action or which otherwise constitutes a violation of Environmental Laws.

Covered Entity means (a) the Borrower, each of Borrower’s Subsidiaries and all Guarantors, (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above, and (c) each director or executive officer of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

Daily Simple SOFR means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Lender equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day.  If Daily Simple SOFR as so determined would be less than the SOFR Floor, then Daily Simple SOFR as so determined shall be deemed to be the SOFR Floor.  If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days.  If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

Debt Rating means the publicly announced senior secured long-term debt rating of NJNG from Fitch, Inc. or Moody’s.

Disposition has the meaning specified in Section 8.2.6 [Dispositions of Assets or Subsidiaries].

Dollar, Dollars, U.S. Dollars and the symbol $ means, in each case, lawful money of the United States of America.

EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Effective Date means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

Eligible Contract Participant means an “eligible contract participant” as defined in the CEA and regulations thereunder.

Eligibility Date means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

Environmental Complaint means any (a) written notice of non-compliance or violation, citation or order relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (b) civil, criminal, administrative or regulatory investigation instituted by an Official Body relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (c) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any other written notice of liability or potential liability from any Person or Official Body, in either instance, relating to or setting forth allegations or a cause of action for personal injury (including but not limited to death), property damage, natural resource damage, contribution or indemnity for the costs associated with the performance of Remedial Actions, direct recovery for the costs associated with the performance of Remedial Actions, liens or encumbrances attached to or recorded or levied against property for the costs associated with the performance of Remedial Actions, civil or administrative penalties, criminal fines or penalties or declaratory or equitable relief arising under any Environmental Laws; or (d) subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

Environmental Laws means all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to regulated substances; (c) protection of the environment and/or natural resources; (d) employee safety in the workplace; (e) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (f) the presence of contamination; (g) the protection of endangered or threatened species; and (h) the protection of (i) any wetland as defined by applicable Laws, (ii) any area designated as a coastal zone pursuant to applicable Laws, (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, (iv) habitats of endangered species or threatened species as designated by applicable Laws, and (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws environmentally sensitive areas.

Environmental Permits means all permits, licenses, bonds or other forms of financial assurances, waivers, exemptions, consents, registrations, identification numbers, approvals or authorizations required under Environmental Laws (a) to own, occupy or maintain the Property; (b) for the operations and business activities of any Loan Party; or (c) for the performance of a Remedial Action.

ERISA means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Event means (a) with respect to a Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by Borrower or any member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Plan, the treatment of a Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (f) the determination that any Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430.431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any member of the ERISA Group.

ERISA Group means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

EU Bail-In Legislation Schedule means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

Event of Default means any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”

Excluded Hedge Liability or Liabilities means, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, and (b) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

Excluded Taxes means any of the following Taxes imposed on or with respect to a the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or, in the case of the Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or the Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in a Loan or the Commitment or (ii) the Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, and (c) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).

Executive Order No. 13224 means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Credit Agreement means that certain up to $450,000,000 Amended and Restated Credit Agreement among the Borrower, the guarantors party thereto, the lenders party thereto, the syndication agents and documentation agents named therein, and PNC, in its capacity as administrative agent for the “lenders” party thereto, dated December 5, 2018.

Expiration Date means, with respect to the Commitment, February 7, 2023.

Extended Expiration Date has the meaning specified in clause (i) of Section 2.12 [Extension of the Expiration Date].

Extension Date means the date upon which the conditions precedent to the effectiveness of an extension of the Expiration Date set forth in Section 2.12(vi) have been satisfied.

FATCA means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate for any day means the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the NYFRB on such day as being the weighted average of the rates on overnight federal funds transactions, as computed and announced by NYFRB in substantially the same manner as NYFRB computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if NYFRB does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Foreign Lender means (a) if the Borrower is a U.S. Person, the Lender if it is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, the Lender if it is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Fund means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

GAAP means generally accepted accounting principles as are in effect in the United States from time to time.

Guarantor means each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 8.1.15 [Joinder of Guarantors]; provided, however, that the Project Subsidiaries shall not be designated as a “Guarantor” nor required to join this Agreement as a Guarantor pursuant to Section 8.1.15 [Joinder of Guarantors].

Guarantor Joinder means a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).

Guaranty of any Person means any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement means the Guaranty and Suretyship Agreement in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors to the Lender for the benefit of the Lender.

Hedging Transaction means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Hedging Transaction Indebtedness has the meaning specified in the definition of “Indebtedness.”

Historical Statements has the meaning specified in Section 6.1.8.1(a) [Historical Statements].

Hybrid Security means any of the following:  (a) beneficial interests issued by a trust which constitutes a Subsidiary of any Loan Party, substantially all of the assets of which trust are unsecured Indebtedness of any Loan Party or any Subsidiary of any Loan Party or proceeds thereof, and all payments of which Indebtedness are required to be, and are, distributed to the holders of beneficial interests in such trust promptly after receipt by such trust, or (b) any shares of capital stock or other equity interest that, other than solely at the option of the issuer thereof, by their terms (or by the terms of any security into which they are convertible or exchangeable) are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or have, or upon the happening of an event or the passage of time would have, a redemption or similar payment.

Inactive Subsidiary means a Subsidiary that (a) does not conduct any business or have operations, (b) does not have total assets with a net book value, as of any date of determination, in excess of $100,000, and (c) has no liabilities, contingent or otherwise, except Indebtedness permitted by Section 8.2.1 [Indebtedness].

Incorporated Covenant has the meaning given in Section 8.1.11 [Additional NJR Note Agreements Covenants].

Increasing Lender has the meaning specified in Section 2.11.

Indebtedness means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of (without duplication unless duplication is required pursuant to the NJR Note Agreements):  (a) borrowed money, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (c) reimbursement obligations (contingent or otherwise) under any letter of credit, (d) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including off-balance sheet transactions which are addressed in Section 8.2.14 [Off-Balance Sheet Financing] and trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), (e) the net indebtedness, obligations and liabilities of such Person under any Hedging Transaction to the extent constituting “indebtedness,” as determined in accordance with GAAP, adjusted downward Dollar for Dollar for any related margin collateral account balances maintained by such Person (the “Hedging Transaction Indebtedness”), (f) any Guaranty of any Hedging Transaction described in the immediately preceding clause (e), (g) any Guaranty of Indebtedness for borrowed money, (h) any Hybrid Security described in clause (a) of the definition of Hybrid Security, or (i) the mandatory repayment obligation of the issuer of any Hybrid Security described in clause (b) of the definition of Hybrid Security.

Indemnified Taxes means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

Indemnitee has the meaning specified in Section 11.3.2 [Indemnification by the Borrower].

Information means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a non‑confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

Insolvency Proceeding means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Interest Period means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans or Term Loans bear interest under the Term SOFR Rate Option.  Subject to the last sentence of this definition, such period shall be, in each case, subject to the availability thereof, one month.  Such Interest Period shall commence on the effective date of such Term SOFR Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Term SOFR Rate Option if the Borrower is renewing or converting to the Term SOFR Rate Option applicable to outstanding Loans.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date, and (C) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

Interest Rate Hedge means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Hedge Liabilities has the meaning specified in the definition of Lender Provided Interest Rate Hedge.

Interest Rate Option means any SOFR Rate Option or Base Rate Option.

Investment means any loan or advance to, or purchase, acquisition or ownership of, any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, joint venture with respect to, or capital contribution to, any other Person, or any agreement to become or remain liable to do any of the foregoing.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received by such Person with respect thereto.

IRS means the United States Internal Revenue Service.

ISP98 has the meaning specified in Section 11.11.1 [Governing Law].

Labor Contracts means all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and unions representing employees of any Loan Party or any such Subsidiary.

Law means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

Lender Decision Date has the meaning specified in clause (ii) of Section 2.12 [Extension of the Expiration Date].

Lender Provided Interest Rate Hedge means an Interest Rate Hedge which is provided by the Lender or its Affiliate that is: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes.  The liabilities owing to the provider of any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.  “Lender Provided Interest Rate Hedge” includes any Interest Rate Hedge which was provided by the Lender or any of its Affiliates.

Lender means PNC Bank, National Association and its successors and assigns, each of which is referred to herein as the Lender.

Lien means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

LLC Division means, in the event the Borrower or a Guarantor is a limited liability company, (a) the division of any such Borrower or Guarantor into two or more newly formed limited liability companies (whether or not such Borrower or Guarantor is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the Laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Official Body that results or may result in, any such division.

Loans means collectively and Loan means separately all advances made by the Lender to the Borrower pursuant to Section 2.1 [Commitment].

Loan Documents means this Agreement, the Guaranty Agreement, the Note and any other instruments, certificates or documents delivered in connection herewith or therewith.

Loan Parties means the Borrower and the Guarantors.

Loan Request means a request for a Loan or a request to select, convert to or renew a Base Rate Option or SOFR Rate Option with respect to an outstanding Loan in accordance with Sections 2.4 [Loan Requests; Conversions and Renewals] or 4.2 [Interest Rate Options].

Material Adverse Change means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay and perform the Obligations in accordance with the Loan Documents, or (c) impairs materially or could reasonably be expected to impair materially the ability of the Lender to enforce its legal remedies pursuant to this Agreement or any other Loan Document.

Month, with respect to the SOFR Rate Option, means a calendar month as determined by the Lender taking into account any adjustments for Business Days.

Moody’s means Moody’s Investors Service, Inc. and its successors.

Multiemployer Plan means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, solely for the purposes of Section 6.1.18 [Plans and Benefit Arrangements], within the preceding five Plan years, has made or had an obligation to make such contributions.

Multiple Employer Plan means a Plan which has two or more contributing sponsors (at least one of which is the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

NJNG means New Jersey Natural Gas Company, a corporation organized and existing under the laws of the State of New Jersey, which corporation is a subsidiary of the Borrower.

NJNG Credit Agreement means that certain Second Amended and Restated Credit Agreement, dated as of September 2, 2021, among NJNG, as the borrower, PNC, as the Lender, and the “lenders” party thereto, as the same has been amended and may be further restated, amended, modified or supplemented from time to time.

NJR Credit Agreement means that certain Second Amended and Restated Credit Agreement, dated as of September 2, 2021, among Borrower, as the borrower, the “guarantors” party thereto, PNC, as the Lender, and the “lenders” party thereto, as the same has been amended and may be further restated, amended, modified or supplemented from time to time.

NJR Note Agreements means, collectively, each of the note purchase agreements listed on Schedule 8.2.1 and any refinancings, renewals or replacements thereof, or other unsecured private placement note agreements, permitted under Section 8.2.1 [Indebtedness].

NJR Notes means, collectively, each promissory note or other evidence of indebtedness issued from time to time pursuant to the NJR Note Agreements.

Non-Qualifying Party means any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.

Note means the Note of the Borrower in the form of Exhibit 1.1(R) issued by the Borrower at the request of the Lender evidencing the Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

NYFRB means the Federal Reserve Bank of New York (and any successor thereto).

Obligation means any obligation or liability of any of the Loan Parties or other credit support providers specified in the Loan Documents, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (a) this Agreement, the Note, or any other Loan Document whether to the Lender or its Affiliates or other persons provided for under such Loan Documents, (b) any Lender Provided Interest Rate Hedge, and (c) any Other Lender Provided Financial Service Product.  Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury.

Official Body means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Other Connection Taxes means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from  having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Lender Provided Financial Service Product means agreements or other arrangements under which the Lender or any Affiliate of the Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, accounts or services.

Other Taxes means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.13 [Replacement of a Lender]).

Overnight Bank Funding Rate means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by  U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by NYFRB, as set forth on its public website from time to time,  and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Lender for the purpose of displaying such rate);  provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further,  that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Lender at such time (which determination shall be conclusive absent manifest error).  If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

Payment Date means the first day of each April, July, October and January, after the date hereof and on the Expiration Date or upon acceleration of the Note.

Payment In Full and Paid in Full means the payment in full in cash of the Loans and other Obligations hereunder and termination of the Commitment.

PBGC means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permitted Acquisitions has the meaning specified in Section 8.2.5 [Liquidations, Mergers, Consolidations, Acquisitions].

Permitted Business means the ownership, management and marketing of storage (pursuant to the use of batteries or otherwise), capacity and transportation of gas, hydrogen and other forms of energy, the generation, transmission or storage of gas, hydrogen and other forms of energy, wind, solar and other types of renewable energy, or the access to gas, hydrogen and energy transmission lines, and business initiatives for the conservation and efficiency of gas, hydrogen and energy.

Permitted Business Opportunity means any transaction with another Person (other than any Inactive Subsidiary of the Borrower) involving activities or assets reasonably related or complementary to a Permitted Business.

Permitted Commodity Hedging Transaction means the entry by the Borrower or any of its Unregulated Subsidiaries into commodity agreements or other similar agreements or arrangements in the ordinary course of business designed to protect against, or mitigate risks with respect to, fluctuations of commodity prices to which the Borrower or such Subsidiary is exposed to in the conduct of its business so long as the management of the Borrower or such Subsidiary has determined that entering into such agreements or arrangements are bona fide hedging activities which comply with the Borrower’s or such Subsidiary’s risk management policies.

Permitted Investments means:

(a)          direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(b)          repurchase agreements having a duration of not more than sixty (60) days that are collateralized by full faith and credit obligations of the United States Government or obligations guaranteed by the United States Government and its agencies;

(c)        interests in investment companies registered under the Investment Company Act of 1940, as amended (or in a separate portfolio of such an investment company), that invest primarily in full faith and credit obligations of the United States Government or obligations guaranteed by the United States Government and its agencies and repurchase agreements collateralized by such obligations;

(d)         time deposits with any office located in the United States of the Lender or any other bank or trust company which is organized under the laws of the United States and has combined capital, surplus and undivided profits of not less than $500,000,000 or with any bank which is organized other than under the laws of the United States (y) the commercial paper of which is rated at least A-1 by Standard & Poor’s and P-1 by Moody’s (or, if such commercial paper is rated only by Standard & Poor’s, at least A-1 by Standard & Poor’s, or if such commercial paper is rated only by Moody’s, at least P-1 by Moody’s) or (z) the long term senior debt of which is rated at least AA by Standard & Poor’s and Aa2 by Moody’s (or, if such debt is rated only by Standard & Poor’s, at least AA by Standard & Poor’s, or if such debt is rated only by Moody’s, at least Aa2 by Moody’s); and

(e)         commercial paper having a maturity of not more than one year from the date of such investment and rated at least A-1 by Standard & Poor’s and P-1 by Moody’s (or, if such commercial paper is rated only by Standard & Poor’s, at least A-1 by Standard & Poor’s or, if such commercial paper is rated only by Moody’s, at least P-1 by Moody’s).

Permitted Liens means:

(a)          Liens existing on the date hereof and listed on Schedule 1.1(P) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.2.1(ii), (iii) the direct or any contingent obligor with respect thereto is not changed and (z) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.2.1(ii);

(b)         Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d)         pledges or deposits in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) public utility services provided to the Borrower or a Subsidiary;

(e)         (i) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) required margin collateral account deposits made in the ordinary course in connection with Hedging Transactions permitted by this Agreement;

(f)         easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(g)         Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1.6 [Final Judgments or Orders];

(h)         Liens securing Indebtedness permitted under Section 8.2.1(v) [Indebtedness]; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(i)          any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(j)         Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;

(k)         any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;

(l)          leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, or (ii) secure any Indebtedness;

(m)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(n)         Liens extending only to assets related to off-balance sheet transactions permitted under Section 8.2.14 [Off-Balance Sheet Financing] or arising under Permitted Wind/Solar Transactions;

(o)         Liens existing on assets subject to a sale/leaseback or other similar tax equity financing arrangement permitted by clause (viii) or (ix) of Section 8.2.1 [Indebtedness];

(p)         Liens in favor of the trustee under any indenture (as provided for therein) on money or property held or collected by the trustee thereunder in its capacity as such in connection with the defeasance or discharge of Indebtedness thereunder;

(q)         Liens created under any agreement relating to the sale, transfer or other disposition of assets permitted hereunder, provided that such Liens relate solely to the assets subject to such sale, transfer or other disposition;

(r)          Liens on the assets of a Project Subsidiary; and

(s)         Liens securing Indebtedness and other obligations (other than NJR Note Agreements or NJR Notes) in an aggregate amount not exceeding $20,000,000 at any time outstanding.

Notwithstanding the foregoing definition of Permitted Lien or any other provision of the Loan Documents to the contrary, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any consensual Lien on any of the capital stock of NJNG, or agree or become liable to do so.

Permitted Wind/Solar Transactions means any sale/leaseback transaction, Synthetic Lease or other similar tax equity financing arrangement entered into, in any case, with respect to meter assets or solar or wind facilities that are non-recourse to the Loan Parties or, if recourse to the Loan Parties, are not restricted under any provision of this Agreement.

Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.

Plan means at any time an “employee pension benefit plan,” within the meaning of Section (3)(2) of ERISA (not including a Multiple Employer Plan or a Multiemployer Plan), which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (b) solely for purposes of Section 6.1.18 [Plans and Benefit Arrangements], has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

PNC means PNC Bank, National Association, its successors and assigns.

Potential Default means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Prime Rate means the interest rate per annum announced from time to time by the Lender at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Lender and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced. Notwithstanding the foregoing, if the Prime Rate as determined above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

Principal Office means the main banking office of the Lender in Pittsburgh, Pennsylvania.

Prohibited Transaction means any prohibited transaction as defined in Section 4975 of the Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

Project Subsidiaries means (a) Subsidiaries of NJR Midstream Holdings Corporation, a New Jersey corporation, and NJR Clean Energy Ventures Corporation, a New Jersey corporation, existing as of the Closing Date, (b) Subsidiaries of the Borrower hereafter created or acquired engaged in the solar and wind power generation business, and (c) midstream asset project Subsidiaries of NJR Midstream Holdings Corporation and NJR Clean Energy Ventures Corporation, and their respective Subsidiaries, hereafter created or acquired.

Property means all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

PTE means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Purchase Money Security Interest means a Lien upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

Qualified ECP Loan Party means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

Quarterly Financial Statements has the meaning specified in Section 6.1.8.1 [Historical Statements].

Regulated Entity means any Person which is subject under Law to any of the laws, rules or regulations respecting the financial, organizational or rate regulation of electric companies, public utilities, or public utility holding companies.

Regulated Substances means, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other substance, material or waste, regardless of its form or nature, which is regulated, controlled or governed by Environmental Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated, controlled or governed by Environmental Laws, including without limitation, petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenlys, mercury, radon and radioactive materials.

Regulation U means Regulation U, T, or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Relief Proceeding means any Insolvency Proceeding with respect to any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

Remedial Action means any investigation, identification, characterization, delineation, cleanup, removal, remediation, containment, control or abatement of or other response actions to Regulated Substances and any closure or post-closure measures associated therewith.

Reportable Compliance Event means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, or enters into a material settlement with an Official Body in connection with any sanctions or other Anti-Terrorism Law or Anti-Corruption Law, or any predicate crime to any Anti-Terrorism Law or, in any material respect, any predicate crime to any Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; or (b) any Covered Entity engages in a transaction that has caused or is reasonably likely to cause the Lender to be in violation of any Anti-Terrorism Laws in any material respect, including a Covered Entity’s use of any proceeds of the Facilities to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction.

Resolution Authority means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Restricted Payment means any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock, or purchase, redemption or other acquisition for value of any shares of any class of capital stock or other securities or any warrants, rights or options to acquire any such shares or other securities, now or hereafter outstanding.

Sanctioned Jurisdiction means any country, territory, or region that is the subject of sanctions administered by OFAC or any other sanctions program of a type referenced in the definition of “Sanctioned Person”.

Sanctioned Person means (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the Laws of, ordinarily residing in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Official Body of a jurisdiction whose Laws apply to this Agreement or the transactions contemplated under this Agreement.

SEC means the Securities and Exchange Commission or any governmental agencies substituted therefor.

SEC Filings means, as of the Closing Date, the Borrower’s Form 10-K, filed with the SEC for the fiscal year ended September 30, 2021, and after the Closing Date as of any date, the Borrower’s Form 10-K filed with the SEC for its most recently ended fiscal year, its Forms 10-Q filed with the SEC for the fiscal quarters ending after such most recently ended fiscal year through such date and any Form 8-K filed since the date of the most recent Form 10-Q.

Significant Subsidiary means at any time (i) NJNG, and (ii) any direct or indirect Subsidiary of the Borrower that meets any of the following conditions:

(a)          the Borrower’s and its other Subsidiaries’ investments in and advances to such Subsidiary exceed 10% of the total assets of the Borrower and its consolidated Subsidiaries as of the end of the most recently completed fiscal year;

(b)         the Borrower’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10% of the total assets of the Borrower and its consolidated Subsidiaries as of the end of the most recently completed fiscal year; or

(c)          the Borrower’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of such Subsidiary exceeds 10% of such income of the Borrower and its consolidated Subsidiaries for the most recently completed fiscal year.

SOFR means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Floor means a rate of interest per annum equal to zero basis points (0.00%).

SOFR Rate Option means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(ii) [SOFR Rate Option] at the Term SOFR Rate or the Daily Simple SOFR fixed as set forth herein.

Solvent means, with respect to any Person on a particular date taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities as they mature in the normal course of business, (iv) such Person has not incurred debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Standard & Poor’s means S&P Global Ratings, a division of S&P Global Inc.

Subsidiary of any Person at any time means (a) any corporation or trust of which more than 50% (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (b) any partnership of which such Person is a general partner or of which more than 50% of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (c) any limited liability company of which such Person is a member or of which more than 50% of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (d) any corporation, trust, partnership, limited liability company or other entity which is controlled by such Person or one or more of such Person’s Subsidiaries.

Swap means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or  (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

Swap Obligation means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge.

Synthetic Lease means any lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended, or appropriate successor thereto, and (b) the lessee will be entitled to various tax benefits ordinarily available to owners (as opposed to lessees) of like property.

Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Term SOFR Administrator means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

Term SOFR Rate means, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period.  If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes hereof, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date.  If the Term SOFR Rate as so determined would be less than the SOFR Floor, then the Term SOFR Rate as so determined shall be deemed to be the SOFR Floor.  The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.

Term SOFR Rate Loan means a Loan that bears interest based on Term SOFR Rate fixed as set forth herein.

Term SOFR Rate Option means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(ii) [SOFR Rate Option].

Term SOFR Reference Rate means the forward-looking term rate based on SOFR.

UCP has the meaning specified in Section 11.11.1 [Governing Law].

UK Financial Institution means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unregulated Subsidiary means any Subsidiary of the Borrower other than NJNG.

USA PATRIOT Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

U.S. Government Securities Business Day means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

U.S. Person means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

Write-down and Conversion Powers means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2       Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to this Agreement or any other Loan Document, means this Agreement or such other Loan Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this Agreement or the other applicable Loan Document); (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (j) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (k) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (l) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Standard Time.

1.3        Accounting Principles; Changes in GAAP.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect from time to time.    Notwithstanding the foregoing, (a) if at any time any change in GAAP or in the application of GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) each financial ratio or requirement set forth in any Loan Document shall be computed (i) to exclude any change to lease accounting rules from those in effect pursuant to Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on February 16, 2018 and (ii) using the methodology for the recognition of investment tax credits for solar generation projects used by the Borrower in the fiscal year ending September 30, 2019 and (c) the Borrower shall provide to the Lender, concurrently with the delivery of the financial statements required under this Agreement or as reasonably requested hereunder, a reconciliation between calculations of any such financial ratio or requirement made before and after giving effect to such changes in GAAP described in the foregoing clauses (a) or (b).

1.1        Term SOFR Notification. Section 4.4(d) [Benchmark Replacement Setting] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate is no longer available or in certain other circumstances. The Lender does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor.

1.2         Conforming Changes Relating to Term SOFR Rate. With respect to the Term SOFR Rate and Daily Simple SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Lender shall provide notice to the Borrower of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

2.          TERM LOAN FACILITY

2.1     Commitment.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, the Lender agrees to make Loans in Dollars to the Borrower at any time or from time to time on or after the date hereof to, but not including, March 8, 2022, provided that no more than three (3) Loans shall be permitted and that, after giving effect to each such Loan, the aggregate amount of Loans shall not exceed the Commitment (and if the aggregate amount of Loans shall exceed the Commitment, the Borrower shall immediately repay the amount of such excess).  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow and repay, but amounts repaid may not be reborrowed, pursuant to this Section 2.1.  The outstanding principal amount of all Loans, together with accrued interest thereon, shall be due and payable on the Expiration Date.

2.2          [Reserved].

2.3          [Reserved].

2.4       Loan Requests; Conversions and Renewals.  Except as otherwise provided herein, the Borrower may from time to time prior to March 8, 2022 request the Lender to make a Loan, or renew or convert the Interest Rate Option applicable to an existing Loan pursuant to Section 4.2 [Interest Periods], by delivering to the Lender (i) not later than 1:00 p.m., three (3) Business Days prior to the proposed Borrowing Date with respect to the making of a Loan to which the SOFR Rate Option applies or the conversion to or the renewal of the SOFR Rate Option for any Loans; and (ii) not later than 1:00 p.m., the same Business Day of the proposed Borrowing Date with respect to the making of a Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option or Daily SOFR Rate for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.4 or a request by telephone immediately confirmed in writing by letter, facsimile or electronic mail in such form (each, a “Loan Request”), it being understood that the Lender may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation, provided such individual purports to be an Authorized Officer.  Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, the amount of which shall be in integral multiples of $1,000,000 and not less than $3,000,000 for each Borrowing Tranche to which the Term SOFR Rate Option applies and not less than the lesser of $1,000,000 and in integral multiples of $100,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option or the SOFR Rate Option based on Daily Simple SOFR applies; (iii) whether the SOFR Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the Term SOFR Rate Option applies, the appropriate Interest Period for the Loans comprising such Borrowing Tranche.

2.5          Making Loans.  The Lender shall, promptly after receipt by it of a Loan Request pursuant to Section 2.4 [Loan Requests; Conversions and Renewals], fund such Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. Eastern Time, on the applicable Borrowing Date.

2.6          [Reserved].

2.7          [Reserved].

2.8         Note. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Loans made to it by the Lender, together with interest thereon, shall be evidenced by the Note.

2.9         Use of Proceeds.  The proceeds of the Loans shall be used by the Borrower for the purposes set forth in Section 8.1.10 [Use of Proceeds], but in any event not to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Jurisdiction or Sanctioned Person in violation of any Anti-Terrorism Law or, in any material respect, in violation of any Anti-Corruption Law.

3.          [RESERVED]

4.          INTEREST RATES

4.1          Interest Rate Options.  The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or SOFR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than three (3) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the Term SOFR Rate Option for any Loans and the Lender may demand that all existing Borrowing Tranches bearing interest under the Term SOFR Rate Option shall be converted immediately to the adjusted Daily Simple SOFR described below, subject to the obligation of the Borrower to pay any indemnity under Section 5.11 [Indemnity] in connection with such conversion.  If at any time the designated rate applicable to any Loan exceeds the Lender’s highest lawful rate, the rate of interest on such Loan shall be limited to the Lender’s highest lawful rate.

4.1.1      Interest Rate Options.  The Borrower shall have the right to select from the following Interest Rate Options applicable to the Loans for the making, renewal or conversion of any Loan:

(i)          Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)         SOFR Rate Options:  A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to either (a) the Term SOFR Rate as determined for each applicable Interest Period, or (b) the Daily Simple SOFR, in each case plus the Applicable Margin and plus ten basis points (0.10%).

4.1.2      Rate Quotations.  The Borrower may call the Lender on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Lender nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2         Interest Periods.  At any time when the Borrower shall select, convert to or renew a Term SOFR Rate Option, the Borrower shall notify the Lender thereof at least three (3) Business Days prior to the effective date of such Term SOFR Rate by delivering a Loan Request.  The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a SOFR Rate Option:

4.2.1      Amount of Borrowing Tranche.  Each Borrowing Tranche of Loans under the SOFR Rate Option shall be in integral multiples of, and not less than, the respective amounts set forth in Section 2.4 [Loan Requests; Conversions and Renewals]; and

4.2.2      Renewals.  In the case of the renewal of a Term SOFR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3         Interest After Default.  To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Lender, each Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest otherwise applicable to Loans plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is Paid In Full.  The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lender is entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by the Lender.

4.4          SOFR Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

(a)         Unascertainable; Increased Costs.  If, on or prior to the first day of an Interest Period:

  (i)        the Lender shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) SOFR cannot be determined pursuant to the definition thereof; or (y) a fundamental change has occurred with respect to SOFR (including, without limitation, changes in national or international financial, political or economic conditions), or

  (ii)         the Lender determines that for any reason SOFR does not adequately and fairly reflect the cost to the Lender of funding such Loan,

then the Lender shall have the rights specified in Section 4.4(c) [Lender’s Rights].

(b)          Illegality.  If at any time the Lender shall have determined that the making, maintenance or funding of any Loan accruing interest based upon SOFR has been made impracticable or unlawful by compliance by the Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), then the Lender shall have the rights specified in Section 4.4(c) [Lender’s Rights].

(c)          Lender’s Rights.  In the case of any event specified in Section 4.4(a) [Unascertainable; Increased Costs] above, the Borrower shall promptly so notify the Borrower thereof, and in the case of an event specified in Section 4.4(b) [Illegality] above.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of the Lender to allow the Borrower to select a SOFR Rate Option shall be suspended until the Lender shall have later notified the Borrower of its determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Lender makes a determination under Section 4.4(a) [Unascertainable; Increased Costs] and the Borrower has previously notified the Borrower of its selection of a SOFR Rate Option and the SOFR Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loan.  If the Lender notifies the Borrower of a determination under Section 4.4(b) [Illegality], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a SOFR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments].  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

(d)          Benchmark Replacement Setting.

(i)         Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and its related Benchmark Replacement Date have  occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark on the date set forth in the notice to the Borrower (or if not so set forth, the 5th day after such notice) and under any Loan Document in respect of any Benchmark setting without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

(ii)         Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)       Notices; Standards for Decisions and Determinations. The Borrower will promptly notify the Borrower of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (E) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding  absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document.

(iv)        Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Lender may include or modify any definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Lender may include or modify any definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)        Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan bearing interest based on the Term SOFR Rate, conversion to or continuation of Loans bearing interest based on the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)         Definitions. As used in this Section:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of any Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Lender for the applicable Benchmark Replacement Date:

(1)          Daily Simple SOFR;

(2)          the sum of (A) the alternate benchmark rate that has been selected by the Lender and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents and provided further, that any such Benchmark Replacement shall be administratively feasible as determined by the Lender in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Date” means a date and time determined by the Lender, which date shall be on a Business Day no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Lender, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to any then-current Benchmark:

(1)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)         a public statement or publication of information by an Official Body having jurisdiction over the Lender, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Lender announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or, if no floor is specified, zero.

“Reference Time” means, with respect to any setting of the then-current Benchmark, the time determined by the Lender in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

4.5          Selection of Interest Rate Options.  If the Borrower provides any Loan Request related to a Loan at the SOFR Rate Option but fails to identify the specific SOFR Rate Option, such Loan Request shall be deemed to request the Daily Simple SOFR.  Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option.

5.          PAYMENTS

5.1          Payments.  All payments and prepayments to be made in respect of principal, interest, fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Lender at its Principal Office in U.S. Dollars and in immediately available funds.  The Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.

5.2          [Reserved].

5.3          [Reserved].

5.4          [Reserved].

5.5          Interest Payment Dates.  Interest on Loans to which the Base Rate Option or Daily Simple SOFR applies shall be due and payable in arrears on each Payment Date.  Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise). Interest shall be computed to, but excluding, the date payment is due.

5.6          Voluntary Prepayments.

5.6.1      Right to Prepay.  The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.9 [Increased Costs] and Section 5.11 [Indemnity]).

5.6.2      Designation of Different Lending Office.  If the Lender requests compensation under Section 5.9 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to the Lender or any Official Body for the account of the Lender pursuant to Section 5.10 [Taxes], then the Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.9 [Increased Costs] or Section 5.10 [Taxes], as the case may be, in the future, and (ii) would not subject the Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to the Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

5.7          [Reserved].

5.8          [Reserved].

5.9          Increased Costs.

5.9.1       Increased Costs Generally.  If any Change in Law shall:

(iii)       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(iv)          subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(v)           impose on the Lender or the relevant market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered; provided that during the occurrence of such a Change in Law imposing a reserve percentage on any SOFR-based interest rate, the Lender may opt instead to add such percentage to such SOFR-based interest rate.

5.9.2      Capital Requirements.  If the Lender determines that any Change in Law affecting the Lender or its lending office or holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital its holding company, if any, as a consequence of this Agreement, the Commitment of the Lender or the Loans made by it, to a level below that which the Lender or its holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or its holding company for any such reduction suffered.

5.9.3      Certificates for Reimbursement.  A certificate of the Lender setting forth the amount or amounts necessary to compensate it or its holding company as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.9.4      Delay in Requests.  Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.10        Taxes.

5.10.1    [Reserved].

5.10.2    Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of the Lender) requires the deduction or withholding of any Tax from any such payment by the Lender, then the Lender shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.10 [Taxes]) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

5.10.3    Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

5.10.4    Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.10 [Taxes]) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

5.10.5    [Reserved].

5.10.6    Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.10 [Taxes], such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

5.10.7    [Reserved].

5.10.8    Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.10 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.10 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.10 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund).  Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.10.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body.  Notwithstanding anything to the contrary in this Section 5.10.8 [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.10.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.10.9     Survival.  Each party’s obligations under this Section 5.10 [Taxes] shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all Obligations.

5.11        Indemnity.  In addition to the compensation or payments required by Section 5.9 [Increased Costs] or Section 5.10 [Taxes], the Borrower shall indemnify the Lender against all liabilities, losses or expenses (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained but excluding any loss of the Applicable Margin) which the Lender sustains or incurs as a consequence of any:

(i)         payment, prepayment, conversion or renewal of any Loan to which a Term SOFR Rate Option applies on a day other than the last day of any corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), or

(ii)        attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Request for a Loan other than a Loan under the Base Rate Option, whether under Section 2.4 [Loan Requests; Conversions and Renewals] or otherwise.

If the Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by the Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as the Lender shall deem reasonable) to be necessary to indemnify the Lender for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Borrower to the Lender ten (10) Business Days after such notice is given.

6.          REPRESENTATIONS AND WARRANTIES

6.1       Representations and Warranties.  The Loan Parties, jointly and severally, represent and warrant to the Lender as follows:

6.1.1      Organization and Qualification.  Each Loan Party and each Significant Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each Loan Party and each Significant Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct.  Each Loan Party and each Significant Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction where the failure to be so licensed or qualified could reasonably be expected to result in a Material Adverse Change.

6.1.2      Subsidiaries.  Schedule 6.1.2 states as of the date hereof the name of each of the Borrower’s Subsidiaries, each such Subsidiary’s jurisdiction of incorporation or formation, percentage of ownership, equity interest owner, and if such Subsidiary is a Significant Subsidiary, Inactive Subsidiary, Project Subsidiary and/or Regulated Subsidiary. Each of the Loan Parties own the equity interests in each of such Subsidiaries it purports to own, free and clear in each case of any Lien.

6.1.3      Power and Authority.  Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

6.1.4      Validity and Binding Effect.  This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document.  This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

6.1.5       No Conflict.  Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens that may be granted under the Loan Documents).

6.1.6      Litigation.  Except as set forth in the SEC Filings, there are no actions, suits, proceedings or investigations (other than Environmental Complaints which are specifically addressed in Section 6.1.19 [Environmental Matters]) pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body which individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.  None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in any Material Adverse Change.

6.1.7      Title to Properties.  Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens (other than Environmental Complaints which are specifically addressed in Section 6.1.19 [Environmental Matters]) except Permitted Liens, and subject to the terms and conditions of the applicable leases, except where the failure to hold such properties, assets and other rights subject to such terms and conditions could reasonably be expected to result in a Material Adverse Change.  All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby to the extent that the failure of such leases to be in full force or effect or have obtained any such consent could reasonably be expected to result in a Material Adverse Change.

6.1.8       Historical Statements; No Material Adverse Change.

6.1.8.1    Historical Statements.

(a)       The Borrower has delivered to the Lender copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended September 30, 2021 (the “Historical Statements”).

(b)       The Historical Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, required to be reflected on the Historical Statements under GAAP.

6.1.8.2   No Material Adverse Change.  Since September 30, 2021, no Material Adverse Change has occurred.

6.1.9      Margin Stock.  None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U) in violation or Regulations U.  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any other purpose, in each case in violation of the provisions of the regulations of the Board of Governors of the Federal Reserve System.  Margin stock does not, and will not, constitute, more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries.

6.1.10    Full Disclosure.  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Lender in connection herewith or therewith, together with the information contained in the SEC Filings, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not materially misleading.

6.1.11    Taxes.  All federal, state and material local and other Tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all Taxes which have or may become due pursuant to said returns or to assessments received, except to the extent that (i) such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions if any, as shall be required by GAAP, shall have been made, or (ii) the failure to so pay or so contest such Taxes could not reasonably be expected to result in a Material Adverse Change.

6.1.12    Consents and Approvals.  No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement as a condition to the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party.

6.1.13    No Event of Default; Compliance With Instruments.  No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default.  None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation could reasonably be expected to result in a Material Adverse Change.

6.1.14     Patents, Trademarks, Copyrights, Licenses, Etc.  Each Loan Party and each Subsidiary of each Loan Party owns or has the contractual right to use all the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights reasonably necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, except where the failure to do so could not reasonably be expected to have a Material Adverse Change.

6.1.15    [Reserved].

6.1.16    Compliance With Laws.  The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.19 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

6.1.17    Investment Companies; Regulated Entities.  None of the Loan Parties or any Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control”.  None of the Loan Parties are subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

6.1.18    Plans and Benefit Arrangements.

(i)         The Borrower and each other member of the ERISA Group are in compliance with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans, Multiple Employer Plans and Multiemployer Plans except where any instance of noncompliance could not reasonably be expected to result in a Material Adverse Change.  There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, in either case which could reasonably be expected to result in a Material Adverse Change.  The Borrower and all other members of the ERISA Group have made when due any and all material payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto except for any failure that could not reasonably be expected to result in a Material Adverse Change.  With respect to each Plan and Multiple Employer Plan, the Borrower and each other member of the ERISA Group (a) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (b) have not incurred any material liability to the PBGC which has not been paid in the ordinary course, and (c) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA, except for any failure under (a), (b) or (c) that could not reasonably be expected to result in a Material Adverse Change.  All Plans, Benefit Arrangements and, to the best knowledge of Borrower, Multiple Employer Plans and Multiemployer Plans have been administered in all material respects in accordance with their terms and applicable Law except for any failure that could not reasonably be expected to result in a Material Adverse Change.

(ii)         No event requiring notice to the PBGC under Section 303(k)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan except for any failure that could not reasonably be expected to result in a Material Adverse Change.

(iii)        Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan which could reasonably be expected to result in a Material Adverse Change.  Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA which, in either case, could reasonably be expected to result in a Material Adverse Change.

6.1.19     Environmental Matters. Except as set forth in the SEC Filings, none of the Loan Parties or any Subsidiaries of any Loan Party has received any Environmental Complaint which could reasonably be expected to result in a Material Adverse Change.  There are no pending or, to any Loan Party’s knowledge, threatened Environmental Complaints relating to any Loan Party or Subsidiary of any Loan Party or any of the Properties or, to any Loan Party’s knowledge, any prior owner, operator or occupant of any of the Properties pertaining to, or arising out of, any Contamination or violations of Environmental Laws or Environmental Permits which could reasonably be expected to result in a Material Adverse Change.  The Loan Parties and their Subsidiaries are in compliance with all applicable Environmental Laws in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is doing business except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.  The Loan Parties and their Subsidiaries hold and are operating in compliance with Environmental Permits, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

6.1.20     Senior Debt Status.  The Obligations of each Loan Party under this Agreement, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens.  There is no Lien upon or with respect to any of the properties or income of any Loan Party or Unregulated Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

6.1.21    Permitted Business Opportunities.  The information set forth on Schedule 6.1.21 is true, complete and correct in all material respects and sets forth a list of the Investments in Permitted Business Opportunities by the Loan Parties and their Subsidiaries as of the Closing Date and includes, without limitation, the amount and nature of each such Investment, a description of the activities engaged in by the Loan Parties and their Subsidiaries in connection with such Investment, and a description of the activities engaged in by the Person in which the Investment has been made.

6.1.22    Sanctions and Other Anti-Terrorism Laws.  No Covered Entity: (a) is a Sanctioned Person; and (b) directly, or indirectly through any third party to the best of its knowledge, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, or which otherwise are prohibited by any Laws of the United States or Laws of other applicable jurisdictions relating to economic sanctions and other Anti-Terrorism Laws.

6.1.23    Anti-Corruption Laws.  Each Covered Entity has (a) conducted its business in compliance in all material respects with all Anti-Corruption Laws and (b) if other than a natural person, instituted and maintains policies and procedures designed to promote compliance with such Laws.

6.1.24    Beneficial Ownership Exemption. The Borrower is exempt from the “legal entity customer” definition under 31 C.F.R. §1010.230(e)(2).

6.1.25    Solvency.  On the Closing Date and after giving effect to the initial Loans hereunder, the Loan Parties and their Subsidiaries, on a consolidated basis, are Solvent.

6.1.26    No Affected Financial Institution. No Loan Party is an Affected Financial Institution.

7.          CONDITIONS OF LENDING

The obligation of the Lender to make Loans hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the Closing Date and making of any such Loans and to the satisfaction of the following further conditions:

7.1         Closing Date and First Loan.

7.1.1      Officer’s Certificate.  The representations and warranties of each of the Loan Parties contained in Section 6 [Representations and Warranties] and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof required to have been performed and complied with on or prior to the Closing Date, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Lender for the benefit of the Lender a certificate of each of the Loan Parties, dated the Closing Date and signed by the Chief Executive Officer, President, Chief Financial Officer, Treasurer or other Authorized Officer of each of the Loan Parties, to each such effect.

7.1.2      Secretary’s Certificate.  There shall be delivered to the Lender for the benefit of the Lender a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties (or an Authorized Officer if there is no Secretary or Assistant Secretary of any such Loan Party), certifying as appropriate as to:

(i)          all action taken by each Loan Party in connection with this Agreement and the other Loan Documents;

(ii)         the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Lender may conclusively rely; and

(iii)     copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business.

7.1.3      Opinion of Counsel.  There shall be delivered to the Lender a written opinion of (a) Troutman Pepper Hamilton Sanders LLP, counsel for the Loan Parties (who may rely on the opinions of such other counsel and Certificates of the Borrower’s in-house counsel as may be reasonably acceptable to the Lender), dated the Closing Date, and (b) Richard Reich, in-house counsel for the Loan Parties, in his capacity as Interim General Counsel and Corporate Secretary of NJR Service Corporation, dated the Closing Date, in each case covering such matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request.

7.1.4      Legal Details.  All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Lender and counsel for the Lender, and the Lender shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Lender and said counsel, as the Lender or said counsel may reasonably request.  The Lender shall have received this Agreement executed by the Borrower and the Lender and the Note executed by the Borrower.

7.1.5      Payment of Fees.  The Borrower shall have paid or caused to be paid to the Lender for itself and for the account of the Lender to the extent not previously paid all fees accrued through the Closing Date and the costs and expenses for which the Lender is entitled to be reimbursed.

7.1.6      [Reserved].

7.1.7      Material Adverse Change.  Since September 30, 2021, no Material Adverse Change shall have occurred.  The Loan Parties’ execution and delivery of this Agreement shall constitute their representation to such effect.

7.1.8      No Violation of Laws.  The making of the Loans shall not contravene any Law applicable to any Loan Party or the Lender.

7.1.9      No Actions or Proceedings.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Lender’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

7.1.10    Delivery of Guaranty Agreement.  The Guaranty Agreement shall have been duly executed and delivered to the Lender.

7.1.11    [Reserved].

7.1.12    Regulatory Approvals.  All regulatory approvals and consents and licenses necessary for the consummation of the transactions contemplated hereunder shall have been completed and there shall be an absence of any legal or regulatory prohibitions or restrictions in respect of the transactions contemplated hereunder.

7.1.13    Lien Searches.  The Lender shall have received lien searches in acceptable scope and with acceptable results.

7.1.14    USA PATRIOT Act Diligence.  The Lender shall have received, in form and substance acceptable to the Lender such documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

7.1.15    Additional Information.  The Lender shall have received such other information and documentation as may reasonably be requested by the Lender from time to time.

7.1.16    Payment of Fees.  The Borrower shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement or any other Loan Document.

7.2        Each Loan.  At the time of making any Loan and after giving effect to the proposed extensions of credit: (i) the representations, warranties of the Loan Parties shall then be true and correct in all respects (in the case of any representation or warranty containing a materiality modification) or in all material respects (in the case of any representation or warranty not containing a materiality modification) with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties were true and correct in all respects on and as of the specific dates or times referred to therein), (ii) no Event of Default or Potential Default shall have occurred and be continuing, and (iii) the Borrower shall have delivered to the Lender a duly executed and completed Loan Request.

8.          COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:

8.1          Affirmative Covenants.

8.1.1      Preservation of Existence, Etc.  Each Loan Party shall, and shall cause each of its Significant Subsidiaries to, maintain its legal existence and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except (i) where the lack of legal existence of any Subsidiary or the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Change, or (ii) as otherwise expressly permitted in Section 8.2.5 [Liquidations, Mergers, Etc.] or Section 8.2.6 [Dispositions of Assets or Subsidiaries].

8.1.2      Payment of Liabilities, Including Taxes, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all Taxes upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such Taxes are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which could reasonably be expected to result in a Material Adverse Change.

8.1.3      Maintenance of Insurance.  Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary.

8.1.4      Maintenance of Properties and Leases.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof (except for asset dispositions not restricted under Section 8.2.6 [Dispositions of Assets and Subsidiaries]).

8.1.5      Maintenance of Patents, Trademarks, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same could constitute a Material Adverse Change.

8.1.6      Visitation Rights.  Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Lender to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as the Lender may reasonably request, provided that the Lender shall provide the Borrower with reasonable notice prior to any visit or inspection, and, except after the occurrence and during the continuation of an Event of Default, any such visit or inspection shall occur during regular business hours.  In the event the Lender desires to conduct an audit of any Loan Party, the Lender shall make a reasonable effort to conduct such audit contemporaneously with any other audit to be performed by PNC, and except after the occurrence and during the continuation of an Event of Default, any such audit shall be at the sole cost and expense of the Lender, as the case may be.

8.1.7      Keeping of Records and Books of Account.  The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.8      Plans and Benefit Arrangements.  The Borrower shall, and shall cause each of its Subsidiaries and each other member of the ERISA Group to, comply with ERISA, the Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not reasonably be expected to result in a Material Adverse Change.  Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any of its Subsidiaries and any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans, except where any such failure, alone or in conjunction with any other failure, could not reasonably be expected to result in a Material Adverse Change.

8.1.9      Compliance With Laws.  Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all material respects, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to comply with any Law would not result in fines, penalties, costs associated with the performance of any Remedial Actions, other similar liabilities or injunctive relief which in the aggregate could not reasonably be expected to result in a Material Adverse Change.  Without limiting the generality of the foregoing, each Loan Party shall, and shall cause each of its Subsidiaries to, obtain, maintain, renew and comply with all Environmental Permits applicable to their respective operations and activities, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to do so would not result in cease and desist orders or fines, penalties or other similar liabilities or injunctive relief which in the aggregate could not reasonably be expected to result in a Material Adverse Change.

8.1.10    Use of Proceeds.  The Loan Parties will use the proceeds of the Loans only for general corporate purposes of the Borrower.

8.1.11    Additional NJR Note Agreements Covenants.  In the event that the Borrower shall amend any of the NJR Note Agreements or the NJR Credit Agreement, or shall enter into a new NJR Note Agreement or senior syndicated credit agreement replacing the NJR Credit Agreement, which include one or more negative or financial covenants in addition to or materially more restrictive than those contained in the NJR Note Agreements or the NJR Credit Agreement as of the Closing Date, then the Borrower shall offer to the Lender to amend this Agreement to include such additional negative or financial covenant or covenants in this Agreement pursuant to an amendment to this Agreement in form and substance reasonably satisfactory to the Lender and the Borrower.  In such event, the Borrower promptly, upon acceptance of any offer referred to in the preceding sentence, shall execute and deliver at its expense an amendment to this Agreement in form and substance reasonably satisfactory to the Lender and the Borrower evidencing the amendment of this Agreement to include such additional or materially more restrictive covenant or covenants (any such new additional covenant(s) so included in this Agreement being called an “Incorporated Covenant(s)”).  In the event that at any time and from time to time after the execution of such an amendment with respect to any Incorporated Covenant, the applicable NJR Note Agreement, NJR Credit Agreement or other similar agreement shall no longer include such Incorporated Covenant, then upon notice by the Borrower to the Lender, the Lender shall execute and deliver to the Borrower, at the Borrower’s expense, an amendment to this Agreement in form and substance reasonably satisfactory to the Lender and the Borrower evidencing the amendment of this Agreement to delete such Incorporated Covenant from this Agreement.

8.1.12    Notice of Reportable Compliance Event.  The Loan Parties covenant and agree that they shall immediately notify the Lender in writing upon the occurrence of a Reportable Compliance Event.

8.1.13    Keepwell.  Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non‑Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.1.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.1.13, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 8.1.13 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents.  Each Qualified ECP Loan Party intends that this Section 8.1.13 constitute, and this Section 8.1.13 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II) of the CEA.

8.1.14    Additional Information.  Each Loan Party shall provide to the Lender such information and documentation as may reasonably be requested by the Lender from time to time for purposes of compliance by the Lender with applicable laws (including without limitation the USA PATRIOT Act and other “know your customer”, “beneficial ownership” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Lender to comply therewith, including, without limitation, a Certificate of Beneficial Ownership if the Borrower is no longer exempt therefrom or the Lender requires such for such policy or procedure compliance.

8.1.15    Joinder of Guarantors.  Any Subsidiary of the Borrower which is required to join this Agreement as a Guarantor pursuant to Section 8.2.8 [Subsidiaries] shall (i) execute and deliver to the Lender a Guarantor Joinder pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; and (ii) execute and deliver to the Lender documents in the forms described in Section 7.1.2 [Secretary’s Certificate] modified as appropriate to relate to such Subsidiary and (iii) satisfy such other requirements as reasonably requested by the Lender.  The Loan Parties shall deliver such Guarantor Joinder and related documents to the Lender within fifteen (15) Business Days after the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation, or other applicable date of first existing as a Subsidiary.

8.2          Negative Covenants.

8.2.1      Indebtedness.  Each of the Loan Parties shall not, and shall not permit any of its Unregulated Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)           Indebtedness under the Loan Documents;

(ii)         existing Indebtedness as set forth on Schedule 8.2.1 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(iii)        Indebtedness among Loan Parties, or among Unregulated Subsidiaries that are not Loan Parties;

(iv)        Indebtedness among the Borrower and its Unregulated Subsidiaries that are not Loan Parties resulting from customary cash management pooling or other similar arrangements in the ordinary course of business;

(v)         Indebtedness in respect of capitalized leases or which is secured by Purchase Money Security Interests not to exceed at any time outstanding in the aggregate for the Loan Parties and their Unregulated Subsidiaries $175,000,000; provided that at the time of the incurrence of such Indebtedness, the Borrower is in compliance with Section 8.2.16 [Maximum Leverage Ratio] both before and after such incurrence;

(vi)       Indebtedness arising under any Permitted Commodity Hedging Transaction or any other Hedging Transaction entered into by the Borrower or any of its Unregulated Subsidiaries; provided that such obligations are (or were) entered into by such Person for the purpose  of mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person (in the case of Hedging Transactions with respect to commodities, in accordance with the definition of Permitted Commodity Hedging Transaction), and not for speculative purposes;

(vii)      Indebtedness of an Acquired Person which (x) existed prior to the consummation of the Permitted Acquisition in connection with which such Acquired Person was acquired by a Loan Party or Unregulated Subsidiary, as applicable, and (y) was not incurred in contemplation of or in connection with such Permitted Acquisition; provided that at the time of the incurrence of such Indebtedness, the Borrower is in compliance with Section 8.2.16 [Maximum Leverage Ratio] both before and after such incurrence;

(viii)      Indebtedness incurred by Project Subsidiaries; and

(ix)       Additional Indebtedness (including Guaranties) of the Loan Parties or their Subsidiaries incurred after the Closing Date, in each case including any amendments, extensions, renewals or refinancings thereof that do not increase the amount of such Indebtedness other than by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred; provided that at the time of the incurrence of such Indebtedness, the Borrower is in compliance with Section 8.2.16 [Maximum Leverage Ratio] both before and after such incurrence.

8.2.2      Liens.  Each of the Loan Parties shall not, and shall not permit any of its Unregulated Subsidiaries (other than Project Subsidiaries) to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens and extensions or renewals of Permitted Liens; provided in each case that the Indebtedness secured thereby is not restricted under Section 8.2.1 [Indebtedness].

8.2.3      [Reserved].

8.2.4      Loans and Investments.  Each of the Loan Parties shall not, and shall not permit any of its Unregulated Subsidiaries to, at any time make or suffer to remain outstanding any Investment, except:

(i)          Permitted Investments;

(ii)         Investments in Loan Parties;

(iii)        advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iv)       Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(v)         Investments consisting of the indorsement by the Borrower or any Subsidiary of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business;

(vi)       Investments also constituting (a) Indebtedness permitted under Section 8.2.1 [Indebtedness], (b) Permitted Acquisitions permitted under Section 8.2.5 [Liquidations, Consolidations, Mergers, Acquisitions], (c) Restricted Payments permitted under Section 8.2.13 [Restricted Payments], or (d) Off-Balance Sheet Financings permitted under Section 8.2.14 [Off-Balance Sheet Financings];

(vii)       Investments in the form of joint ventures engaged in a Permitted Business disclosed on Schedule 6.1.2 [Subsidiaries and Joint Ventures], subject to compliance with Section 8.2.8 [Subsidiaries];

(viii)      Investments in treasury stock of the Borrower; and other Investments; provided that at the time of the making of such Investment, the Borrower is in compliance with Section 8.2.16 [Maximum Leverage Ratio] both before and after the making of such Investment.

8.2.5      Liquidations, Mergers, Consolidations, Acquisitions.  Each of the Loan Parties shall not, and shall not permit any of its Unregulated Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that:

(i)          any Loan Party other than the Borrower may consolidate or merge into another Loan Party which is wholly-owned by one or more of the other Loan Parties,

(ii)         any Unregulated Subsidiary of the Borrower that is not a Loan Party may dissolve, liquidate or wind-up its affairs or may consolidate or merge into the Borrower or any other Unregulated Subsidiary of the Borrower, provided that if any such merger or consolidation is with a Loan Party, the entity surviving or resulting from such merger or consolidation shall be a Loan Party, and

(iii)        any Loan Party or any Subsidiary of a Loan Party may acquire, whether by purchase or by merger, (a) all of the ownership interests of another Person or (b) substantially all of assets of another Person or of a business or division of another Person (each a “Permitted Acquisition”), provided that each of the following requirements is met:

(a)          if the Loan Parties are acquiring the ownership interests in such Person, such Person shall, if required to be a Guarantor under Section 8.2.8 [Subsidiaries], execute a Guarantor Joinder and join this Agreement as a Guarantor in accordance with Section 8.1.15 [Joinder of Guarantors];

(b)          the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition;

(c)          the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be engaged in a Permitted Business;

(d)          no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition, including without limitation pro forma compliance with Section 8.2.16 [Maximum Leverage Ratio]; and

(e)          promptly upon written request therefor by the Lender, the Loan Parties shall deliver to the Lender copies of any agreements entered into or proposed to be entered into by such Loan Parties in connection with a Permitted Acquisition and such other information about the target thereof as the Lender may reasonably request.

8.2.6      Dispositions of Assets or Subsidiaries.  Each of the Loan Parties shall not, and shall not permit any of its Unregulated Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including without limitation any sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests) (collectively, any such transaction, a “Disposition”), except:

(i)          Dispositions involving the sale of inventory or investments in the ordinary course of business or the lease or license of goods or intellectual property in the ordinary course of business;

(ii)         any Disposition of assets (including without limitation intellectual property) in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Unregulated Subsidiary’s business;

(iii)        Dispositions (a) by a Subsidiary that is not a Loan Party to a Loan Party, (b) among Loan Parties, or (c) among Subsidiaries that are not Loan Parties;

(iv)        any Disposition of assets in the ordinary course of business which are replaced by substitute assets acquired or leased;

(v)          the issuance of shares of capital stock of the Borrower, and the issuance of shares of capital stock of (a) a Subsidiary that is not a Loan Party to a Loan Party, (b) among Loan Parties, or (c) among Subsidiaries that are not Loan Parties;

(vi)         any Disposition of assets or capital stock of any Inactive Subsidiary of the Borrower;

(vii)      Dispositions also constituting (a) Investments permitted under Section 8.2.4 [Loans or Investments], (b) Restricted Payments permitted under Section 8.2.13 [Restricted Payments], or (c) transactions permitted under clauses (i) or (ii) of Section 8.2.5 [Liquidations, Mergers, Consolidations, Acquisitions];

(viii)     any Disposition of assets or capital stock of any Project Subsidiary, provided that (a) the Loan Parties are simultaneously released from any recourse Indebtedness related to such Project Subsidiary, and (b) the Borrower is in compliance with Section 8.2.16 [Maximum Leverage Ratio] both before and after such Disposition;

(ix)       any Permitted Wind/Solar Transaction, so long as the Borrower is in compliance with Section 8.2.16 [Maximum Leverage Ratio] both before and after such transaction, or any other Off-Balance Sheet Financing permitted by Section 8.2.14 [Off-Balance Sheet Financing]; and

(x)         any other Disposition of assets by any Loan Party or any Unregulated Subsidiary of a Loan Party, provided that (a) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, and (b) the aggregate net book value of all assets so sold by the Loan Parties and their Unregulated Subsidiaries shall not exceed in any twelve (12) consecutive month period ten percent (10%) of the consolidated tangible assets of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

8.2.7      Affiliate Transactions.  Each of the Loan Parties shall not, and shall not permit any of its Unregulated Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is (i) not otherwise prohibited by this Agreement, (ii) entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions, and (iii) in accordance with all applicable Law other than (a) payment of reasonable compensation (including reasonable bonus and other reasonable incentive arrangements) to officers and employees; (b) reasonable directors’ fees; (c) Restricted Payments permitted pursuant to Section 8.2.13 [Restricted Payments]; (d) reimbursement of employee travel and lodging costs and other business expenses incurred in the ordinary course of business; (e) Investments permitted by Section 8.2.4 [Loans and Investments]; (f) transactions with any Person that is an Affiliate by reason of the ownership by the Borrower or any of its Restricted Subsidiaries of equity interests of such Person; and (g) Indebtedness permitted by Section 8.2.1 [Indebtedness].

8.2.8      Subsidiaries.  Each of the Loan Parties shall not, and shall not permit any of its Unregulated Subsidiaries to, own or create directly or indirectly any Subsidiaries other than:

(i)          any Subsidiary (including, without limitation, a Project Subsidiary) which has joined this Agreement as a Guarantor on the Closing Date;

(ii)         any Subsidiary (including, without limitation, a Project Subsidiary) which has not joined this Agreement as a Guarantor on the Closing Date (a) which either (1) is not a Significant Subsidiary, (2)  is not a wholly-owned Subsidiary or (3) is NJNG, (b) the obligations of which are non-recourse to the Loan Parties or, if recourse to the Loan Parties, are permitted under this Agreement, and (c) which is not a guarantor of any NJR Note Obligations or any other obligations of any Loan Party in an aggregate outstanding amount of $50,000,000 or more;

(iii)       Conserve to Preserve Foundation, a non-profit corporation organized under the laws of the State of New Jersey;

(iv)        any Person which is not, directly or indirectly, a wholly owned Subsidiary of the Borrower; and

(v)        any Subsidiary (including, without limitation, a Project Subsidiary) formed or acquired after the Closing Date which either (a) joins this Agreement as a Guarantor in accordance with Section 8.1.15 [Joinder of Guarantors] or (b) does not join this Agreement as a Guarantor, and is not required to do so, because it satisfies each of Sections 8.2.8(ii)(a)-(c) above.

8.2.9      Use of Proceeds.  The Loan Parties shall not use the proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof.

8.2.10    Continuation of or Change in Business.  Each of the Loan Parties shall not, and shall not permit any of its Unregulated Subsidiaries to, engage in any business other than a Permitted Business.

8.2.11    Plans and Benefit Arrangements.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in a Prohibited Transaction with any Plan, Benefit Arrangement, Multiple Employer Plan or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances, would reasonably be expected to result in a Material Adverse Change.

8.2.12    Fiscal Year.  The Borrower shall not, and shall not permit any Unregulated Subsidiary (other than Project Subsidiaries) of the Borrower to, change its fiscal year from the twelve-month period beginning October 1 and ending September 30 without the prior consent of the Lender, such consent not to be unreasonably withheld or delayed.

8.2.13    Restricted Payments.  The Loan Parties shall not, and shall not permit any Unregulated Subsidiary to, declare or make any Restricted Payment, except that (a) the Borrower may (i) declare and make any dividend payment or other distribution payable in its common stock, (ii) effectuate cashless repurchases of its capital stock deemed to occur upon the exercise of options, warrants or similar rights in such capital stock or the payment by the Borrower of employee tax liabilities arising from the issuance of such capital stock pursuant to stock option or other equity-based incentive or other benefit plans in the ordinary course of business; (iii) make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of the Borrower; (iv) may make Restricted Payments with the proceeds received from the substantially concurrent issue of new common stock; and (v) make any other Restricted Payment so long as no Event of Default or Potential Default shall have occurred and is continuing or would result therefrom; and (b) any Subsidiary of the Borrower may declare and make any Restricted Payment (1) to the holders of the equity interests of such Subsidiary, ratably according to such equity holder’s percentage ownership  of the class of equity interest in respect of which such Restricted Payment is being made or (2) to any Loan Party, whether or not on a ratable basis.  In addition, each Loan Party shall not permit any of its Regulated Subsidiaries to be subject to contractual limitations on the ability of such Regulated Subsidiary to make Restricted Payments to such Loan Party, other than restrictions contained in any senior Indebtedness incurred by such Regulated Subsidiary.

8.2.14    Off-Balance Sheet Financing.  Each Loan Party and each Unregulated Subsidiary of each Loan Party shall not engage in any off balance sheet transaction (i.e., the liabilities in respect of which do not appear on the liability side of the balance sheet, with such balance sheet prepared in accordance with GAAP) providing the functional equivalent of borrowed money, including without limitation asset securitizations, sale/leasebacks or Synthetic Leases (other than Permitted Wind/Solar Transactions), with liabilities in excess, in the aggregate for the Borrower and its Subsidiaries as of any date of determination, of ten percent (10%) of the total assets of the Borrower and its Subsidiaries, determined and consolidated in accordance with GAAP as of the date of determination.  For purposes of this Section 8.2.14, the amount of any lease which is not a capital lease in accordance with GAAP is the aggregate amount of minimum lease payments due pursuant to such lease for any non-cancelable portion of its term.

8.2.15    Modifications to Organizational Documents.  Each Loan Party and each Unregulated Subsidiary of each Loan Party shall not amend, supplement or otherwise modify (pursuant to a waiver or otherwise) its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Lender.

8.2.16    Maximum Leverage Ratio.  The Loan Parties shall not at any time permit the ratio of Consolidated Total Indebtedness of the Borrower and its Subsidiaries to Consolidated Total Capitalization to exceed 0.70 to 1.00.

8.2.17    Sanctions and Other Anti-Terrorism Laws.  Each Loan Party hereby covenants and agrees that until the Expiration Date, the Loan Party will not, and will not permit any its Subsidiaries to: (a) become a Sanctioned Person; (b) directly, or indirectly through a third party, knowingly engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction, in each case that would be in violation of Anti-Terrorism Laws; (c) knowingly repay the Loans with funds derived from any unlawful activity; (d) [reserved]; (e) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction prohibited by any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; or (f) cause the Lender to violate any sanctions administered by OFAC or any other sanctions program of a type referenced in the definition of “Sanctioned Person”.

8.3        Reporting Requirements.  The Loan Parties, jointly and severally, covenant and agree that until Payment in Full, the Loan Parties will furnish or cause to be furnished to the Lender (without duplication of any such notice provided to the Lender under the NJR Credit Agreement):

8.3.1      Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended, or within fifty (50) days in the event the Borrower shall file its Form 10-Q within the extension period pursuant to Rule 12b-25 of the Securities Exchange Act of 1934, as amended), financial statements of the Borrower, consisting of a consolidated (and, if delivered pursuant to the NJR Note Agreements, consolidating) balance sheet as of the end of such fiscal quarter and related consolidated (and, if delivered pursuant to the NJR Note Agreements, consolidating) statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.  The Loan Parties will be deemed to have complied with the delivery requirements of this Section 8.3.1 if within forty-five (45) days after the end of their fiscal quarter (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended, or within fifty (50) days in the event the Borrower shall file its Form 10-Q within the extension period pursuant to Rule 12b-25 of the Securities Exchange Act of 1934, as amended), the Borrower files a copy of its Form 10-Q with the SEC on its Electronic Data Gathering, Analysis and Retrieval system (or the SEC’s successor electronic system) (collectively, “EDGAR”) and the financial statements contained therein meet the requirements described in this Section.

8.3.2      Annual Financial Statements.  As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended, or within one hundred five (105) days in the event the Borrower shall file its Annual Report on Form 10-K within the extension period pursuant to Rule 12b-25 of the Securities Exchange Act of 1934, as amended), financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Lender.  The certificate or report of accountants shall be free of any going concern qualification.  The Loan Parties will be deemed to have complied with the delivery requirements of this Section 8.3.2 if within ninety (90) days (or one hundred five (105) days, if applicable) after the end of their fiscal year (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrower files a copy of its Annual Report on Form 10-K as filed with the SEC on EDGAR and the financial statements and certification of public accountants contained therein meet the requirements described in this Section.

8.3.3      Certificate of the Borrower.  Concurrently with the financial statements of the Borrower furnished or otherwise made available to the Lender pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President, Chief Financial Officer or Treasurer of the Borrower, in the form of Exhibit 8.3.3.

8.3.4      Notice of Default.  Promptly after any Authorized Officer (or other executive officer) of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President, Chief Financial Officer, Treasurer or other Authorized Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

8.3.5      Notice of Litigation.  Promptly after the commencement thereof, notice of (i) all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party or, (ii) any Environmental Complaint, which, in either case, could reasonably be expected to result in a Material Adverse Change.

8.3.6      Notice of Change in Debt Rating.  Within five (5) Business Days after a change in the Debt Rating of NJNG, notice of such change.  The Borrower will deliver, together with such notice, a copy of any written notification which Borrower or NJNG received from the applicable rating agency regarding such change of Debt Rating.

8.3.7      Budgets, Forecasts, Other Reports and Information.  Promptly upon their becoming available to the Borrower:

(i)          any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,

(ii)         regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the SEC,

(iii)       to the extent not previously reported in regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the SEC, the Borrower shall notify the Lender promptly of the enactment or adoption of any Law which may result in a Material Adverse Change,

(iv)        to the extent requested by the Lender, the annual budget and any forecasts or projections of the Loan Parties, and

(v)         with respect to the Hedging Transaction activities of the Loan Parties and their Subsidiaries, to the extent not previously reported in regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the SEC, such other reports and information as any of the Lender may from time to time reasonably request.

8.3.8      Notices Regarding Plans and Benefit Arrangements.

8.3.8.1  Certain Events.  Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i)          any Reportable Event with respect to the Borrower or any other member of the ERISA Group which could reasonably be expected to result in a Material Adverse Change,

(ii)         any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder which penalty or tax could reasonably be expected to result in a Material Adverse Change,

(iii)        any assertion of material withdrawal liability with respect to any Multiemployer Plan, which could reasonably be expected to result in a Material Adverse Change,

(iv)        any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), which could reasonably be expected to result in a Material Adverse Change,

(v)          any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA, which could reasonably be expected to result in a Material Adverse Change,

(vi)        withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan, which could reasonably be expected to result in a Material Adverse Change,

(vii)       a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 303(k) of ERISA that could reasonably be expected to result in a Material Adverse Change,

(viii)      the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA that could reasonably be expected to result in a Material Adverse Change, or

(ix)        any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions, except for any such change required or permitted under applicable Law.

8.3.9      Electronic Delivery.  Documents required to be delivered pursuant to this Section 8.3 (other than certificates required to be delivered pursuant to Section 8.3.3 and notices required to be delivered pursuant to Section 8.3.4) shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet (including if done so pursuant to the NJR Credit Agreement); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender have access (whether a commercial, third-party website or whether sponsored by the Lender) (including if done so pursuant to the NJR Credit Agreement), provided, that, in each case the Borrower shall promptly notify the Lender that such documents have been so posted (unless such notification has been provided to the Lender pursuant to the NJR Credit Agreement).

9.          DEFAULT

9.1         Events of Default.  An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1      Payments Under Loan Documents.  The Borrower shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity) when due, or the Borrower shall, within five (5) days of the due date, fail to pay any interest on any Loan or any other amount owed under the Loan Documents;

9.1.2      Breach of Warranty.  Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

9.1.3      Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws.  Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.6 [Visitation Rights], Section 8.2.17 [Sanctions and Other Anti-Terrorism Laws] or Section 8.2 [Negative Covenants];

9.1.4      Breach of Other Covenants.  Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (a) receipt by a Loan Party of knowledge of such default, or (b) receipt by a Loan Party of notice of such default from the Lender;

9.1.5      Defaults in Other Agreements or Indebtedness.

(i)          A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor (including without limitation Permitted Wind/Solar Transactions) in excess of $30,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

(ii)         There shall occur under either the NJNG Credit Agreement or the NJR Credit Agreement an “Event of Default” (as such term is defined in the NJNG Credit Agreement or NJR Credit Agreement, as applicable); or

(iii)       A default or event of default shall occur at any time under the terms of any agreement involving any off balance sheet transaction (including any asset securitization, sale/leaseback transaction, or Synthetic Lease (other than Permitted Wind/Solar Transactions)) with obligations in the aggregate thereunder for which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $30,000,000, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any obligation when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any obligation (whether or not such right shall have been waived) or the termination of any such agreement;

9.1.6      Final Judgments or Orders.  Any final judgments or orders for the payment of money in excess of $30,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, and there is a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

9.1.7      Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby;

9.1.8      Insolvent.  The Borrower and its Subsidiaries cease to be Solvent on a consolidated basis;

9.1.9      Events Relating to Plans and Multiemployer Plans.  An ERISA Event occurs with respect to a Plan which has resulted or could reasonably be expected to result in Material Adverse Change, or Borrower or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability could reasonably be expected to result in a Material Adverse Change;

9.1.10    Cessation of Business.  Cessation of all or substantially all of the Borrower’s and its Subsidiaries’ consolidated business for a period of five (5) or more calendar days;

9.1.11    Change of Control.  A Change of Control shall occur; or

9.1.12    Relief Proceedings.  (i) A Relief Proceeding shall have been instituted against any Loan Party or a Significant Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or a Significant Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Significant Subsidiary of a Loan Party admits in writing its inability to pay its debts as they mature.

9.2         Consequences of Event of Default.

9.2.1      Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Sections 9.1.1 [Payments Under Loan Documents] through 9.1.11 [Change of Control] shall occur and be continuing, the Lender shall be under no further obligation to make Loans and the Lender may by written notice to the Borrower, declare the unpaid principal amount of the Note then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lender hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; and

9.2.2      Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 9.1.12 [Relief Proceedings] shall occur, the Lender shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lender hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3      Set-off.  If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates or participants is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliate or participant, irrespective of whether or not the Lender or its Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such Indebtedness.  The rights of the Lender and its Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates and participants may have.  The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

9.2.4      Application of Proceeds.  From and after the date on which the Lender has taken any action pursuant to this Section 9.2 and until Payment in Full, any and all proceeds received by the Lender from any sale or other disposition of any collateral, or any part thereof, or the exercise of any other remedy by the Lender, shall be applied as follows:

(i)          First, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lender under the Loan Documents, including attorney fees;

(ii)         Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans;

(iii)        Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans and payment obligations then owing under Lender Provided Interest Rate Hedges, and Other Lender Provided Financial Service Products; and

(iv)        Last, the balance, if any, to the Loan Parties or as required by Law.

Notwithstanding anything to the contrary in this Section 9.2.4, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from any proceeds of any such Non-Qualifying Party’s collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of any collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 9.2.4.

10.          [RESERVED]

11.          MISCELLANEOUS

11.1       Modifications, Amendments or Waivers.  The Lender and the Borrower may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lender or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.

11.2       No Implied Waivers; Cumulative Remedies.  No course of dealing and no delay or failure of the Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Lender under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

11.3        Expenses; Indemnity; Damage Waiver.

11.3.1    Costs and Expenses.  The Borrower shall pay (i) all documented out-of‑pocket expenses incurred by the Lender and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Lender), and shall pay all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of the Lender, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all documented out‑of‑pocket expenses incurred by the Lender (including the reasonable and documented fees, charges and disbursements of any counsel), and shall pay all reasonable and documented fees and time charges for attorneys who may be employees of the Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iv) all reasonable and documented out-of-pocket expenses of the Lender’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

11.3.2     Indemnification by the Borrower.  The Borrower shall indemnify the Lender (and any sub-agent thereof) and each of its Affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 11.3.2 [Indemnification by the Borrower] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.3.3    Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby.  No Indemnitee referred to in Section 11.3.2 [Indemnification by Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.3.4    Payments.  All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

11.3.5    Survival.  Each party’s obligations under this Section 11.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

11.4       Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5        Notices; Effectiveness; Electronic Communication.

11.5.1    Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (i) if to the Lender or any other Person, to it at its address set forth on Schedule 1.1(A).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.

11.5.2    Electronic Communications.  Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Lender.  The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

11.5.3    Change of Address, Etc.  Any party hereto may change its address, e‑mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

11.5.4    [Reserved].

11.6     Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.7       Duration; Survival.  All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full.  All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Note, Article 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full.  All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the Closing Date and until Payment In Full.

11.8       Successors and Assigns.

11.8.1    Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that (a) neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (including, in each case, by way of an LLC Division) without the prior written consent of the Lender, and (b) except as set forth in Section 11.8.2 [Certain Pledges], if an Event of Default has occurred and is continuing, or if the assignee or transferee is an Affiliate of the Lender or an Approved Fund, the Lender may not assign or otherwise transfer the Commitment or Loans to any Person without the consent of the Borrower (such consent not to be unreasonably withheld or delayed, and to be deemed given on the fifth (5th) Business Day after the Lender’s having sent notice thereof to the Borrower (if no reasonable objection was otherwise provided to the Lender in such time period)).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.8.2     Certain Pledges.  The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

11.9        Confidentiality.

11.9.1     General.  Each of the Lender  agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.9.2    Sharing Information With Affiliates.  Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by the Lender or by one or more Subsidiaries or Affiliates of the Lender and each of the Loan Parties hereby authorizes the Lender to share any information delivered to the Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].

The Lender may use, in connection with customary advertising material relating to the transactions contemplated hereby (subject, however, to the Borrower’s approval, such approval not to be unreasonably withheld), the name, product photographs, logo or trademark of the Loan Parties.  In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitment.

11.10     Counterparts; Integration; Effectiveness.This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments.  Except as provided in Section 7 [Conditions of Lending], this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or e‑mail shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11      CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

11.11.1   Governing Law.  This Agreement shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles.

11.11.2   SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.11.3   WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

11.11.4   SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION].  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.11.5   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.12      Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(i)            the effects of any Bail-in Action on any such liability, including, if applicable:

(ii)           a reduction in full or in part or cancellation of any such liability;

(iii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected  Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(b)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.13     No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii)  the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.14     USA PATRIOT Act Notice.  The Lender hereby notifies Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow the Lender to identify the Loan Parties in accordance with the USA PATRIOT Act.  The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.15    Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Interest Rate Hedge or any other agreement or instrument that is a QFC (such support, for purposes of this Section, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, for purposes of this Section, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

(a)          in the event a Covered Entity that is party to a Supported QFC (each, for purposes of this Section, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States; and

(b)         in addition to the specifically defined terms referenced in this Section that apply solely to this Section, the following capitalized terms used in this Section have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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[SIGNATURE PAGE TO NEW JERSEY RESOURCES CORPORATION
TERM LOAN CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:
ATTEST:		NEW JERSEY RESOURCES CORPORATION

/s/ Mary Pat Bolin		By:	/s/ Daniel Sergott	[Seal]
Name:	Mary Pat Bolin		Daniel Sergott, Treasurer
Title:	Manager, Corporate Governance and Legal Operations

[SIGNATURE PAGE TO NEW JERSEY RESOURCES CORPORATION
TERM LOAN CREDIT AGREEMENT]

GUARANTORS:

NJR ENERGY SERVICES COMPANY

By:	/s/ Daniel Sergott
Daniel Sergott, Treasurer

NJR HOME SERVICES COMPANY

By:	/s/ Roberto F. Bel
Roberto F. Bel, Senior Vice President, Chief Financial Officer, Treasurer and Secretary

COMMERCIAL REALTY AND RESOURCES CORP.

By:	/s/ Roberto F. Bel
Roberto F. Bel, President, Chief Financial Officer, Treasurer and Secretary

PHOENIX FUEL MANAGEMENT COMPANY

By:	/s/ Roberto F. Bel
Roberto F. Bel, Senior Vice President, Chief Financial Officer, Treasurer and Secretary

[SIGNATURE PAGE TO NEW JERSEY RESOURCES CORPORATION
TERM LOAN CREDIT AGREEMENT]

GUARANTORS, CONTINUED:

NJR SERVICE CORPORATION

By:	/s/ Daniel Sergott
Daniel Sergott, Treasurer

NJR CLEAN ENERGY VENTURES CORPORATION

By:	/s/ Daniel Sergott
Daniel Sergott, Treasurer

NJR MIDSTREAM HOLDINGS CORPORATION

By:	/s/ Daniel Sergott
Daniel Sergott, Treasurer

NJR ENERGY INVESTMENTS CORPORATION

By:	/s/ Daniel Sergott
Daniel Sergott, Treasurer

[SIGNATURE PAGE TO NEW JERSEY RESOURCES CORPORATION
TERM LOAN CREDIT AGREEMENT]

GUARANTORS, CONTINUED:

NJR PLUMBING SERVICES, INC.

By:	/s/ Roberto F. Bel
Roberto F. Bel, Senior Vice President, Chief Financial Officer, Treasurer and Secretary

NJR RETAIL HOLDINGS CORPORATION

By:	/s/ Roberto F. Bel
Roberto F. Bel, Senior Vice President, Chief Financial Officer, Treasurer and Secretary

NJR CLEAN ENERGY VENTURES II CORPORATION

By:	/s/ Daniel Sergott
Daniel Sergott, Treasurer

NJR CLEAN ENERGY VENTURES III CORPORATION

By:	/s/ Daniel Sergott
Daniel Sergott, Treasurer

NJR RETAIL COMPANY

By:	/s/ Roberto F. Bel
Roberto F. Bel, Senior Vice President, Chief Financial Officer, Treasurer and Secretary

[SIGNATURE PAGE TO NEW JERSEY RESOURCES CORPORATION
TERM LOAN CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as the Lender

By:	/s/ Alex Rolfe
Name:	Alex Rolfe
Title:	Vice President